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                                                                   EXHIBIT 3.8

                                    BY-LAWS
                                      OF
                                  HCS I, INC.

                                   SECTION 1
                                    OFFICES


     1.1 Principal Office. The principal office of the Corporation shall be located at 8550 United Plaza Boulevard, Baton Rouge, Louisiana 70809.

     1.2 Additional Offices. The Corporation may have such offices at such other places as the board of directors may from time to time determine or the business of the Corporation may require.

                                   SECTION 2
                             SHAREHOLDERS MEETINGS

     2.1 Place of Meetings. Unless otherwise required by law or these by-laws, all meetings of the shareholders shall be held at the principal office of the Corporation or at such other place, within or without the State of Louisiana, as may be designated by the board of directors.

     2.2 Annual Meetings; Notice Thereof. An annual meeting of the shareholders shall be held on the first Monday of August each year at 10:00 A.M., or at such other date or at such other time specified as the board of directors shall designate, for the purpose of electing directors and for the transaction of such other business as may be properly brought before the meeting.

     2.3 Notice of Meetings. The secretary shall cause written notice of the time, place and purpose of the meeting to be given to all shareholders entitled to vote at such meeting, at least two days and not more than ten days prior to the day fixed for the meeting.

     2.4 Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding stock shall constitute a quorum at all meetings of shareholders provided that this subsection shall not have the effect of reducing the vote required to approve or affirm any matter that may be established by law, the articles of incorporation or these by-laws.

                                   SECTION 3
                                   DIRECTORS

     3.1 Number. All of the corporate powers shall be vested in, and the business and affairs of the Corporation shall be managed by, a board of directors. Subject to the restriction that the number of directors shall not be less than the number required by Louisiana law, the number of directors shall be fixed from time to time by a resolution
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adopted by the board of directors. Unless otherwise fixed by the board of directors, the number of directors constituting the entire board of directors shall be three. No director need be a shareholder.

     3.2 Powers. The board of directors may exercise all such powers of the Corporation and do all such lawful acts and things that are not by law, the articles of incorporation or these by-laws directed or required to be done by the shareholders.

     3.3 Election. The directors shall be elected at each annual meeting of shareholders, shall serve until the next annual meeting of shareholders and until their successors are elected and qualified.

     3.4 Removal. Any director or the entire board of directors may be removed at any time, by the affirmative vote of a majority of the holders of the outstanding shares of stock provided that the removal may only be effected at a meeting of shareholders duly called for that purpose. The shareholders at such meeting may proceed to elect a successor or successors for the unexpired term of the director or directors removed.

                                   SECTION 4
                             MEETINGS OF THE BOARD

     4.1 Place of Meetings. The meetings of the board of directors may be held at such place within or without the State of Louisiana as the board of directors or the president may from time to time appoint.

     4.2 Meetings; Notice. Meetings of the board of directors may be held at such times as the board of directors or the president may from time to time determine. Notice of meetings of the board of directors shall be required, but no special form of notice or time of notice shall be necessary.

     4.3 Quorum. A majority of the board of directors shall be necessary to constitute a quorum for the transaction of business.

     4.4 Action by Consent. Any action which may be taken at a meeting of the board of directors may be taken by a consent in writing signed by all of the directors and filed with the records of proceedings of the board of directors.

     4.5 Meetings by Telephone or Similar Communication. Members of the board of directors may participate at and be present at any meeting of the board of directors by means of conference telephone or similar communications equipment if all persons participating in such meeting can hear and communicate with each other.

                                   SECTION 5
                                   OFFICERS

     5.1 Designations. The officers of the Corporation shall be elected by the directors and shall be the Chairman of the Board and Chief Executive Officer, President,

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Secretary and Treasurer. The board of directors may appoint a Vice Chairman of the Board, a Chief Operating Officer, a Chief Financial Officer, a General Counsel, one or more Executive Vice Presidents, one or more Vice Presidents and such other officers as it shall deem necessary. Officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board. To the extent permitted by law, more than one office may be held by a single person.

     5.2 Term of Office. The officers of the Corporation shall hold office at the pleasure of the board of directors. Except as otherwise provided in the resolution of the board of directors electing any officer, each officer shall hold office until the first meeting of the board of directors after the annual meeting of shareholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the board, Chairman of the Board, President or Secretary of the Corporation. Such resignation shall take effect at the time specified therein and acceptance of such resignation shall not be necessary to make it effective. The board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officers, if any, with the Corporation, but the election of an officer shall not in and of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired position of the term by the board at any regular or special meeting.

     5.3 The Chairman of the Board and Chief Executive Officer. The Chairman of the Board and Chief Executive Officer shall preside at meetings of the board of directors and the shareholders, shall have general and active responsibility for the management of the business of the Corporation, shall be the chief executive officer of the Corporation, and shall perform such other duties as may be designated by the board of directors or these by-laws.

     5.4 The President. The President shall be the chief operating officer of the Corporation and shall supervise the daily operations of the business of the Corporation and shall ensure that all orders, policies and resolutions of the board are carried out.

     5.5 The Vice Chairman of the Board, the Executive Vice Presidents and the Vice Presidents. The Vice Chairman of the Board, the Executive Vice Presidents and the Vice Presidents (if any) shall have such designations and perform such duties as the board of directors shall prescribe.

     5.6 The Secretary. The Secretary shall attend all meetings of the board of directors and all meetings of the shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose. He shall give, or cause to be given, notice of all meetings of the shareholders and regular and special meetings of the board, and shall perform such other duties as may be prescribed by the board or the Chairman of

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the Board. He shall keep in safe custody the seal of the Corporation, if any, and affix such seal to any instrument requiring it.

     5.7 The Assistant Secretaries. The Assistant Secretaries shall have the same powers and duties as the Secretary and shall perform such other duties as may be prescribed by the board or the Chairman of the Board.

     5.8 The Treasurer. The Treasurer shall have the custody of the corporate funds and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors. He shall keep a proper accounting of all receipts and disbursements and shall disburse the funds of the Corporation only for proper corporate purposes or as may be ordered by the board and shall render to the Chairman of the Board and the board at the regular meetings of the board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition and results of operations of the Corporation.

                                   SECTION 6
                                     STOCK

     6.1 Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by the president and the secretary or treasurer evidencing the number of shares owned by him or her.

     6.2 Transfers. Upon surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

                                   SECTION 7
                                INDEMNIFICATION

     7.1 Definitions. As used in this section the following terms shall have the meanings set forth below:

           (a)   "Board" - the board of directors of the Corporation.

           (b) "Claim" - any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether made judicially or extra-judicially, or any separate issue or matter therein, as the context requires.

           (c) "Determining Body" - (i) those members of the Board who are not named as parties to the Claim for which indemnification is being sought ("Impartial Directors"), if there are at least three Impartial Directors, (ii) a committee of at least three

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Impartial Directors appointed by the Board (regardless whether the members of the Board voting on such appointment are Impartial Directors) or (iii) if there are fewer than three Impartial Directors or if the Board or the committee appointed pursuant to clause (ii) of this paragraph so directs (regardless whether the members thereof are Impartial Directors), independent legal counsel, which may be the regular outside counsel of the Corporation.

           (d) "Disbursing Officer" - the Chairman of the Board of the Corporation or, if the Chairman of the Board is a party to the Claim for which indemnification is being sought, any officer not a party to such Claim who is designated by the Chairman of the Board to be the Disbursing Officer with respect to indemnification requests related to the Claim, which designation shall be made promptly after receipt of the initial request for indemnification with respect to such Claim.

           (e) "Expenses" - any expenses or costs, including, without limitation, attorney's fees, judgments, punitive or exemplary damages, fines and amounts paid in settlement.

           (f) "Indemnitee" - each person who is or was a director or officer of the Corporation.

     7.2   Indemnity.

           (a) To the extent such Expenses exceed the amounts reimbursed or paid pursuant to policies of liability insurance maintained by the Corporation, the Corporation shall indemnify each Indemnitee against any Expenses actually and reasonably incurred by him (as they are incurred) connection with any Claim either against him or as to which he is involved solely as a witness or person required to give evidence, by reason of his position (i) as a director or officer of the Corporation, (ii) as a director or officer of any subsidiary of the Corporation, (iii) as a fiduciary with respect to any employee benefit plan of the Corporation, or (iv) as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other for-profit or not-for-profit entity or enterprise, if such position is or was held at the request of the Corporation whether relating to service in such position before or after the effective date of this Section, if he (i) is successful in his defense of the claim on the merits or otherwise or (ii) has been found by the Determining Body (acting in good faith) to have met the Standard of Conduct (defined below) provided that (A) the amount otherwise payable by the Corporation may be reduced by the Determining Body to such amount as it deems proper if it determines that the Claim involved the receipt of a personal benefit by Indemnitee, and (B) no indemnification shall be made in respect of any Claim as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the Corporation or to have obtained an improper personal benefit, unless and only to the extent that, a court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case,

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Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the court deems proper.

           (b) For purposes of this Section 7, the Standard of Conduct is met when the conduct by an Indemnitee with respect to which a Claim is asserted was conduct that was in good faith and that he reasonably believed to be in, or not opposed to, the best interest of the Corporation and, in the case of a criminal action or proceeding, that he had no reasonable cause to believe was unlawful. The termination of any Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet the Standard of Conduct.

           (c) Promptly upon becoming aware of the existence of any Claim as to which he may be indemnified hereunder, Indemnitee shall notify the Chairman of the Board of the Corporation of the Claim and whether he intends to seek indemnification hereunder. If such notice indicates that Indemnitee does so intend, the Chairman of the Board shall promptly advise the Board thereof and notify the Board that the establishment of the Determining Body with respect to the Claim will be a matter presented at the next regularly scheduled meeting of the Board. Such a meeting is to be held within 90 calendar days of the date of Indemnitee's request. If a meeting of the Board is not regularly scheduled within 120 calendar days of such request, the Chairman of the Board shall cause a special meeting of the Board to be called within such period in accordance with these by-laws. After the Determining Body has been established the Chairman of the Board shall inform the Indemnitee thereof and Indemnitee shall immediately provide the Determining Body with all facts relevant to the Claim known to him No later than the 45th day (the "Determination Date") after its receipt of such information, together with such additional information as the Determining Body may request of Indemnitee, the Determining Body shall determine, and shall advise Indemnitee of its determination, whether Indemnitee has met the Standard of Conduct.

           (d) During such 45-day period, Indemnitee shall promptly inform the Determining Body upon his becoming aware of any relevant facts not theretofore provided by him to the Determining Body, unless the Determining Body has obtained such facts by other means. The providing of such facts to the Determining Body shall not begin a new 45-day period.

           (e) The Determining Body shall have no authority to revoke a determination that Indemnitee met the Standard of Conduct unless Indemnitee (i) submits fraudulent information to the Determining Body at any time during the 45 days prior to the Determination Date or (ii) fails to comply with the provisions of subsections (c) or (d) hereof, including without limitation Indemnitee's obligation to submit information or documents relevant to the Claim reasonably requested by the Determining Body prior to the Determination Date.

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           (f)   In the case of any Claim not involving a proposed, threatened or pending criminal proceeding,

                 (i) if Indemnitee has, in the good faith judgment of the Determining Body, met the Standard of Conduct, the Corporation may, in its sole discretion after notice to Indemnitee, assume all responsibility for the defense of the Claim, and, in any event, the Corporation and the Indemnitee each shall keep the other informed as to the progress of the defense, including prompt disclosure of any proposals for settlement; provided that if the Corporation is a party to the Claim and Indemnitee reasonably determines that there is a conflict between the positions of the Corporation and Indemnitee with respect to the Claim, then Indemnitee shall be entitled to conduct his defense, with counsel of his choice; and provided further that Indemnitee shall in any event be entitled at his expense to employ counsel chosen by him to participate in the defense of the Claim; and

                 (ii) the Corporation shall fairly consider any proposals by Indemnitee for settlement of the Claim. If the Corporation (A) proposes a settlement acceptable to the person asserting the Claim, or (B) believes a settlement proposed by the person asserting, the Claim should be accepted, it shall inform Indemnitee of the terms thereof and shall fix a reasonable date by which Indemnitee shall respond. If Indemnitee agrees to such terms, he shall execute such documents as shall be necessary to effect the settlement. If he does not agree he may proceed with the defense of the Claim in any manner he chooses, but if he is not successful on the merits or otherwise, the Corporation's obligation to indemnify him for any Expenses incurred following his disagreement shall be limited to the lesser of (A) the total Expenses incurred by him following his decision not to agree to such proposed settlement or (B) the amount the Corporation would have paid pursuant to the terms of the proposed settlement. If, however, the proposed settlement would impose upon Indemnitee any requirement to act or refrain from acting that would materially interfere with the conduct of his affairs, Indemnitee may refuse such settlement and proceed with the defense of the Claim, if he so desires, at the Corporation's expense without regard to the limitations imposed by the preceding sentence. In no event, however, shall the Corporation be obligated to indemnify Indemnitee for any amount paid in a settlement that the Corporation has not approved.

           (g) In the case of a Claim involving a proposed, threatened or pending criminal proceeding, Indemnitee shall be entitled to conduct the defense of the claim, and to make all decisions with respect thereto, with counsel of his choice; provided, however, that the Corporation shall not be obligated to indemnify Indemnitee for an amount paid in settlement that the Corporation has not approved.

           (h) After notifying the Corporation of the existence of a Claim, Indemnitee may from time to time request the Corporation to pay the Expenses (other than judgments, fines, penalties or amounts paid in settlement) that he incurs in pursuing a defense of the Claim prior to the time that the Determining Body determines whether the Standard of Conduct has been met. If the Disbursing Officer believes the amount

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requested to be reasonable, he shall pay to Indemnitee the amount requested
(regardless of Indemnitee's apparent ability to repay such amount) upon receipt of an undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation under the circumstances. If the disbursing Officer does not believe such amount to be reasonable, the Corporation shall pay the amount deemed by him to be reasonable and Indemnitee may apply directly to the Determining Body for the remainder of the amount requested.

           (i) After the Determining Body has determined that the Standard of Conduct was met, for so long as and to the extent that the Corporation is required to indemnify Indemnitee under this Agreement, the provisions of paragraph (h) shall continue to apply with respect to Expenses incurred after such time except that (i) no undertaking shall be required of Indemnitee and
(ii) the Disbursing Officer shall pay to Indemnitee such amount of any fines, penalties or judgments against him which have become final as the Corporation is obligated to indemnify him.

           (j) Any determination by the Corporation with respect to settlements of a Claim shall be made by the Determining Body.

           (k) The Corporation and Indemnitee shall keep confidential, to the extent permitted by law and their fiduciary obligations, all facts and determinations provided or made pursuant to or arising out of the operation of this Section, and the Corporation and Indemnitee shall instruct its or his agents and employees to do likewise.

     7.3   Enforcement.

           (a) The rights provided by this Section shall be enforceable by Indemnitee in any court of competent jurisdiction.

           (b) If Indemnitee seeks a judicial adjudication of his rights under this Section, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses actually and reasonably incurred by him in connection with such proceeding but only if he prevails therein. If it shall be determined that Indemnitee is entitled to receive part but not all of the relief sought, then the Indemnitee shall be entitled to be reimbursed for all Expenses incurred by him in connection with such judicial adjudication if the amount to which he is determined to be entitled exceeds 50% of the amount of his claim. Otherwise, the Expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

           (c) In any judicial proceeding described in this subsection, the Corporation shall bear the burden of proving that Indemnitee is not entitled to any Expenses sought with respect to any Claim.

     7.4 Saving Clause. If any provision of this Section is determined by a court having jurisdiction over the matter to require the Corporation to do or refrain from doing

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any act that is in violation of applicable law, the court shall be empowered to modify or reform such provision so that, as modified or reformed, such provision provides the maximum indemnification permitted by law, and such provision, as so modified or reformed, and the balance of this Section, shall be applied in accordance with their terms. Without limiting the generality of the foregoing, if any portion of this Section shall be invalidated on any ground, the Corporation shall nevertheless indemnify an Indemnitee to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the full extent permitted by law with respect to that portion that has been invalidated.

     7.5   Non-Exclusivity.

           (a) The indemnification and advancement of Expenses provided by or granted pursuant to this Section shall not be deemed exclusive of any other rights to which Indemnitee is or may become entitled under any statute, article of incorporation, by-law, authorization of shareholders or directors, agreement, or otherwise.

           (b) It is the intent of the Corporation by this Section to indemnify and hold harmless Indemnitee to the fullest extent permitted by law, so that if applicable law would permit the Corporation to provide broader indemnification rights than are currently permitted, the Corporation shall indemnify and hold harmless Indemnitee to the fullest extent permitted by applicable law notwithstanding that the other terms of this Section would provide for lesser indemnification.

     7.6 Successors and Assigns. This Section shall be binding upon the Corporation, its successors and assigns, and shall inure to the benefit of the Indemnitee's heirs, personal representatives, and assigns and to the benefit of the Corporation, its successors and assigns.

     7.7 Indemnification of Other Persons. The Corporation may indemnify any person not covered by Sections 7.1 through 7.6 to the extent provided in a resolution of the Board or a separate section of these by-laws.

                                   SECTION 8
                                  AMENDMENTS

     These by-laws may be amended or repealed by the board of directors at any meeting or by the shareholders at any meeting.

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